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                                                                   Exhibit 99.2
                                       PROXY
                               Chateau Properties, Inc.
                                   19500 Hall Road
                           Clinton Township, Michigan 48038

             This proxy is solicited on behalf of the Board of Directors.

    The undersigned hereby appoints each of ___________________________________
as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated below, all shares of common stock of Chateau Properties, Inc. ("Chateau") held of record by the undersigned on January __,1997 at a special meeting of stockholders of Chateau to be held on February __, 1997 or any adjournment thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder with respect to all shares of Chateau held of record by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3 and in the best discretion of such proxies upon such other business as may properly come before the meeting or any adjournment thereof.

1. To consider and vote on a proposal to issue 13,109,941 shares of Common Stock of Chateau in connection with an Amended and Restated Agreement and Plan of Merger, dated as of September 17, 1996, as amended by the Amendment thereto dated as of December 20, 1996, by and among Chateau, ROC Communities, Inc., a Maryland corporation ("ROC") and R Acquisition Sub, Inc., a Maryland corporation and a direct subsidiary of Chateau ("RSub"), providing for the merger of RSub with ROC, with ROC surviving such merger (the "Merger"). The consummation of the Merger and related transactions will result in, among other things, the exchange of the outstanding common stock, par value $.01 per share, of ROC and non-voting redeemable stock, par value $.01 per share, of ROC for common stock, par value $.01 per share, of Chateau.

    _______ FOR              _______ AGAINST               _______ ABSTAIN

2. To consider and vote on a proposal to issue and sell up to 1,450,000 shares of Common Stock of Chateau to holders of limited partnership units ("OP Units") in CP Limited Partnership, a Maryland limited partnership of which Chateau is the general partner, who have agreed to exchange their OP Units for shares of Common Stock of Chateau, which issuance and sale shall be at an average price per share, payable in cash, of not less than the greater of the average price paid by Chateau in connection with the Chateau Share Repurchase Program (as defined in the Joint Proxy Statement/Prospectus and Supplement) or the fair market value of the shares of Common Stock of Chateau as of the sale date as determined in good faith by the Chateau Board.

    _______ FOR              _______ AGAINST               _______ ABSTAIN

3. To adjourn the Chateau Special Meeting to permit further solicitation of proxies in the event that there are not sufficient votes to approve the Chateau Proposals at the time of the Chateau Special Meeting.

    _______ FOR              _______ AGAINST               _______ ABSTAIN

4. In the best discretion of such proxies upon such other business as may properly come before the meeting or any adjournment thereof.

                            Please sign this proxy in the space provided below. Execution by stockholders who are not individuals must be made by an authorized signatory.

                            Dated:____________________________________________

                            __________________________________________________
                            Name of Record Owner
Please sign, date and
return this Proxy promptly  __________________________________________________
using the enclosed          Signature
envelope.